BitGo Announces Second Quarter 2026 Financial Results

NEW YORK, August 12, 2026 (BUSINESS WIRE) – BitGo Holdings, Inc. (NYSE: BTGO) (“BitGo” or “the Company”), the digital asset infrastructure company, today reported its financial results for its second quarter ended June 30, 2026.

Q2 2026 Highlights

•Clients on Platform, Normalized Assets on Platform, and Normalized Assets Staked increased 26%, 31%, and 36% year-over-year, respectively, reflecting continued growth in institutional adoption.

•Sharpened investment priorities and strengthened the operating model, expected to drive approximately $15 million of annualized cash savings.

•Expanded the use of AI across engineering and operations to accelerate software development, automate manual processes, and improve operating efficiency.

•Launched quantum-risk management capabilities for Bitcoin wallets, further strengthening BitGo’s institutional custody platform and security leadership.

•Authorized a share repurchase program of up to $50 million as part of the Company’s disciplined capital-allocation framework.

Q2 2026 Summary
The following tables present selected key financial and operating metrics for Q2 2026.

Financial Metrics
($ in millions, unless otherwise stated; unaudited)

Metric	Q2’26	Q2’25	YoY	Q1’26	QoQ
Total Revenue	$4,329.4	$2,410.5	79.6%	$3,773.6	14.7%
Direct Costs[1]	$4,286.9	$2,371.0	80.8%	$3,724.6	15.1%
Net Income (Loss)	$(19.0)	$38.3	N.M.[2]	$(60.7)	N.M.[2]
Adjusted EBITDA	$(4.2)	$3.0	N.M.[2]	$(1.7)	N.M.[2]

Key Performance Indicators (“KPIs”)
(KPIs reflect client activity and assets on the BitGo platform)

KPIs	Q2’26	Q2’25	YoY	Q1’26	QoQ
Number of Clients	5,833	4,621	26.2%	5,569	4.7%
Number of Users (in millions)	1.2	1.1	6.1%	1.2	1.3%
Assets on Platform (in billions)	$65.2	$90.3	(27.8)%	$63.0	3.5%
Normalized Assets on Platform[3] (in billions)	$65.2	$49.6	31.4%	$61.2	6.4%
Assets Staked (in billions)	$11.9	$25.6	(53.6)%	$11.8	0.3%
Normalized Assets Staked[3] (in billions)	$11.9	$8.7	36.1%	$11.5	3.0%
______________________________________________________
1 Direct Costs reflects direct transaction-related digital asset sales costs, staking fees, and stablecoin sponsor fees.
2 N.M. = Not Meaningful. Period-over-period percentage comparisons are not meaningful due to the magnitude and/or directional nature of the change.
3 Normalized Assets on Platform and Normalized Assets Staked reflect prior period digital asset balances using current quarter median digital asset prices to better illustrate underlying asset growth excluding the impact of digital asset price movements. BitGo has adjusted these metrics to use the current quarter medians instead of quarter average to reduce the impact of statistical outliers in the data and to better present a comparable normalized figure.

Management Commentary

Mike Belshe, CEO of BitGo
“BitGo continued strengthening its institutional platform during the second quarter. We grew assets on platform, deepened client relationships, streamlined our cost structure, and continued investing in capabilities that make our platform more valuable to clients and the broader ecosystem.

As digital assets, stablecoins, and tokenized financial markets adoption accelerates, we believe demand for secure, regulated infrastructure will expand significantly. That’s where BitGo is uniquely positioned.

Our role is to provide the critical infrastructure institutions need regardless of which assets, networks, or applications ultimately succeed. We’re already seeing that thesis play out. Following quarter-end, we supported DTCC’s demonstration of tokenized securities by providing the regulated custody infrastructure that enabled institutions to securely custody and transfer tokenized assets. We believe this represents an important milestone in the advancement of tokenized financial markets. Together, with our work supporting initiatives such as Canton Network and Figure, it demonstrates that leading institutions are increasingly selecting BitGo’s regulated infrastructure as digital assets move into production. We believe we’re still in the early stages of institutional adoption. As our industry continues to advance, we believe BitGo is well positioned to provide the critical infrastructure institutions require and capture a growing share of that long-term growth opportunity.”

Ed Reginelli, CFO of BitGo
“Total Q2 revenue increased 14.7% sequentially and 79.6% year-over-year to approximately $4.3 billion in the second quarter.

During the quarter, we sharpened our investment priorities and took actions expected to generate approximately $15 million of annualized cash savings. With $159.0 million of cash, approximately $147.7 million of company-owned Bitcoin, no corporate-level debt, and a recently authorized $50 million share repurchase program, we have the financial flexibility to invest behind our highest-priority opportunities while maintaining discipline around costs and capital allocation. As we enter the second half, our focus is translating continued business growth into stronger earnings, disciplined capital allocation, and more durable financial performance.”

Consolidated Financial Highlights

•Total Revenue of $4.3 billion increased 79.6% year-over-year, driven primarily by higher Digital Asset Sales activity and growth from Stablecoin-as-a-Service. Sequentially, total revenue increased 14.7%, reflecting higher revenue across Digital Asset Sales, Staking, Subscriptions and Services, and Stablecoin-as-a-Service.

•Net Loss was $19.0 million compared to Net Income of $38.3 million in Q2 2025 and Net Loss of $60.7 million in Q1 2026. The year-over-year change primarily reflected a $18.8 million unrealized loss on digital assets in Q2 2026, compared with a $55.8 million unrealized gain in the prior-year period. The sequential improvement primarily reflected a smaller unrealized mark-to-market loss on digital assets and lower compensation and benefits expense, including the normalization of IPO-related stock-based compensation.

•Adjusted EBITDA Loss was $4.2 million compared with an Adjusted EBITDA gain of $3.0 million in Q2 2025 and an Adjusted EBITDA Loss of $1.7 million in Q1 2026. The sequential decline primarily reflected lower economic contribution from Digital Asset Sales and Staking, partially offset by lower cash compensation and professional fees.

•Basic and Diluted EPS were $(0.16) compared with Basic EPS of $0.33 and Diluted EPS of $0.28 in the prior year, primarily reflecting the change from an unrealized gain on digital assets in the prior-year period to an unrealized loss in Q2 2026.

•Balance Sheet of $159.0 million of cash and cash equivalents and continued to maintain a balance sheet with no corporate level debt. In addition, our corporate treasury held 2,523 company-owned Bitcoin with a fair value of approximately $147.7 million as of June 30, 2026.

Business Line Financial Highlights

BitGo generates revenue by facilitating client activity across its platform, capturing value through transaction-based and recurring fees across multiple offerings.

($ in millions, unless otherwise stated; unaudited)

	Q2’26	Q2’26
Offerings	Revenue	Direct Costs[1]	Unit Economics
Digital Asset Sales	$4,197.5	$4,190.4	Margin: 17 bps
Staking	64.7	60.8	Take Rate: 6.0%
Subscriptions and Services	27.5	—	—
Stablecoin-as-a-Service	38.8	35.7	Take Rate: 8.0%
Interest Income	0.8	—	—
Total	$4,329.4	$4,286.9	—

•Digital Asset Sales: Revenue of approximately $4.2 billion, up 14.7% sequentially and 84.3% year-over-year. After direct costs, overall quarterly margin was approximately $7.1 million. While overall Digital Assets Sales volume increased, margins were impacted by lower spreads on certain spot trading transactions and lower mix of derivatives activity. As a result, our overall Digital Asset Sales margin decreased to 17 basis points, compared to 32 basis points in the first quarter and 19 basis points in the prior-year period. Spot trading revenue is recognized on a gross basis, whereas derivatives revenue is recognized on a net basis. Consequently, changes in the product mix between spot trading and derivatives can have a meaningful impact on reported Digital Asset Sales revenue and the associated margin.

•Staking: Revenue of $64.7 million was up 30.9% sequentially but down 28.8% year-over-year. Staking fees were $60.8 million, resulting in a take rate of 6.0% compared to a take rate of 16.1% in Q1 and 10.0% a year ago. Normalized Assets Staked increased 3.0% sequentially and 36.1% year over year. Sequential revenue growth reflected higher institutional staking activity, while client mix and lower take rates pressured margins.

•Subscriptions and Services: Revenue of $27.5 million was up 7.7% sequentially and up 8.5% year-over-year. The sequential increase reflected continued client growth and activity, together with increased project-based ecosystem and implementation work. Our custody and wallet relationships remain the foundation of the platform. Our priority is to convert more of those relationships into recurring, multi-product revenue.

•Stablecoin-as-a-Service: Revenue of $38.8 million, up 1.7% sequentially and 148.0% year-over-year. Stablecoin sponsor fees were $35.7 million, resulting in a take rate of 8.0%, compared to 7.4% in Q1 and 2.6% a year ago. Sequential growth was supported by higher reserve balances and fixed monthly fees from newly supported stablecoin programs. The pipeline is healthy, and we continue to see opportunities to expand the number of stablecoin programs supported by the platform.

Chief Financial Officer Transition
BitGo today announced that Chief Financial Officer, Ed Reginelli, will transition from his role during the coming quarter. Mr. Reginelli will remain with the Company to support an orderly transition.

Conference Call and Webcast Information
BitGo will host a call to discuss its results at 5:00 p.m. Eastern Time today, August 12, 2026. A live webcast of the conference call will be available online at https://investors.bitgo.com and an archived replay will be accessible at the same location for up to one year.

About BitGo
BitGo (NYSE: BTGO) is the digital asset infrastructure company delivering custody, wallets, staking, trading, financing, stablecoins, and settlement services from regulated cold storage. Since 2013, BitGo has focused on accelerating the transition of the financial system to a digital asset economy. BitGo maintains a global presence and multiple regulated entities, including BitGo Bank & Trust, National Association, the first federally chartered digital asset trust bank owned by a publicly traded company. Today, BitGo serves thousands of institutions and millions of investors worldwide. For more information, visit www.bitgo.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, including statements regarding our future operating results and financial condition, our business strategy and plans, market growth and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our future financial performance, including our expectations regarding our revenue, cost of revenue, direct costs, gross profit or gross margin, operating expenses, including changes in operating expenses, and our ability to maintain profitability; our business plan and our ability to effectively manage our growth; our total market opportunity; anticipated trends, growth rates and challenges in our business, the digital asset economy, the price and market capitalization of digital assets in the markets in which we operate; market acceptance of our products and services; beliefs and objectives for future operations; our ability to attract and successfully retain new clients and increase adoption and use of our products and services by existing clients; our ability to develop and introduce new products and services and bring them to market in a timely manner; our expectations concerning relationships with third parties; our ability to maintain, protect, and enhance our intellectual property; our ability to continue to expand internationally; the effects of increased competition in our markets and our ability to compete effectively; future acquisitions or investments in complementary companies, products, technologies, or services; the anticipated benefits, integration, timing and completion of any proposed acquisitions; our restructuring initiatives and our expectations regarding related cost savings and operating efficiencies; our capital allocation strategy, including our share repurchase program; our key business metrics used to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions; our ability to stay in compliance with laws and regulations that currently apply or may become applicable to our business both in the U.S. and internationally given the highly evolving and uncertain regulatory landscape; economic and industry trends, projected growth or trend analysis; general economic conditions in the U.S. and globally, including the effects of global geopolitical conflicts, inflation, interest rates, any instability in the global banking sector and foreign currency exchange rates; our ability to operate and grow our business in light of macroeconomic uncertainty; our ability to remediate identified material weaknesses in our internal control over financial reporting; increased expenses associated with being a public company; and other statements regarding our future operations, financial condition, prospects and business strategies.

We have based these forward-looking statements largely on our management’s current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, and short-term and long-term business operations and objectives. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as such factors may be updated from time to time in our periodic and other documents of BitGo filed with the Securities and Exchange Commission (available at www.sec.gov). Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

BitGo Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share data)

	As of
	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$158,963	$106,275
Cash and cash equivalents segregated for the benefit of stablecoin holders - restricted	4,634,863	3,313,527
Accounts receivables, net of allowance for credit losses	17,357	15,774
Loan receivables, at amortized cost	157,411	176,655
Digital intangible assets loan receivables	10,314	30,774
Digital intangible assets, at fair value	391,345	344,439
Digital intangible assets collateral, at fair value	330,265	260,358
Deferred tax assets	20,931	7,130
Other current assets	304,486	272,270
Total current assets	6,025,935	4,527,202
Equipment and software, net	15,078	13,180
Operating lease right-of-use assets	5,651	6,346
Intangible assets, net	407	1,226
Other non-current assets	724	713
Total assets	$6,047,795	$4,548,667
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,347	$9,955
Deferred revenue, current	4,507	4,710
Deposits from stablecoin holders	4,634,863	3,313,527
Borrowings	133,169	118,848
Borrowings of digital intangible assets	305,810	233,687
Obligations to return collateral	302,516	400,132
Deferred tax liability, current	21,148	7,674
Operating lease liabilities, current	2,552	2,483
Other current liabilities	207,371	135,125
Total current liabilities	5,621,283	4,226,141
Operating lease liabilities, non-current	3,453	3,978
Total liabilities	5,624,736	4,230,119
Commitments and contingencies
Stockholders’ equity:
Common stock A, $0.0001 par value - 3,000,000,000 and 139,950,076 shares authorized as of June 30, 2026 and December 31, 2025; 108,219,469 and 33,822,318 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	10	3
Common stock B, $0.0001 par value - 300,000,000 and 140,000,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 8,855,382 and 8,855,382 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	1	1
Convertible preferred stock, $0.0001 par value - 200,000,000 and 68,965,833 shares authorized as of June 30, 2026 and December 31, 2025; nil and 60,778,788 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	222,480
Minority interest	1,638	1,953
Additional paid-in capital	439,003	32,006
Retained earnings	(17,593)	62,105
Total stockholders’ equity	423,059	318,548
Total liabilities and stockholders’ equity	$6,047,795	$4,548,667

BitGo Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Total revenue	$4,329,395	$2,410,462	$8,102,968	$4,185,126
Expenses
Digital assets sales cost	4,190,435	2,273,948	7,838,280	3,876,124
Staking fees	60,781	81,810	102,224	209,532
Stablecoin sponsor fees	35,710	15,249	71,047	15,249
Interest expense	5,845	1,252	11,863	2,937
Compensation and benefits	29,528	23,511	70,330	47,828
General and administrative expenses	21,086	17,476	41,391	33,025
Depreciation and amortization	2,121	875	3,848	1,741
Restructuring charges	1,300	—	1,300	—
Total expenses	4,346,806	2,414,121	8,140,283	4,186,436
Loss from operations	(17,411)	(3,659)	(37,315)	(1,310)
Other income (loss)
Net change in unrealized appreciation (loss) on digital assets	(18,842)	55,846	(72,565)	22,034
Gain (loss) on disposal of digital assets	5,551	1,260	7,538	(272)
Total other income (loss)	(13,291)	57,106	(65,027)	21,762
Income (loss) before income taxes	(30,702)	53,447	(102,342)	20,452
Tax provision for (benefit from) income taxes	(11,677)	15,132	(22,644)	7,871
Net income (loss)	$(19,025)	$38,315	$(79,698)	$12,581

Net income (loss) attributable to common stockholders, of which:	$(19,025)	$13,453	$(79,698)	$1,267
Basic - Class A common stock and Class B common stock	$(19,025)	$—	$(79,698)	$—
Basic - Class A common stock	$—	$10,928	$—	$1,019
Basic - Class F common stock	$—	$2,525	$—	$248
Diluted - Class A common stock and Class B common stock	$—	$—	$—	$—
Diluted - Class A common stock	$—	$14,036	$—	$1,082
Diluted - Class F common stock	$—	$2,322	$—	$185

Net income (loss) per share:
Basic - Class A common stock and Class B common stock	$(0.16)	$—	$(0.74)	$—
Basic - Class A common stock	$—	$0.33	$—	$0.03
Basic - Class F common stock	$—	$0.33	$—	$0.03
Diluted - Class A common stock and Class B common stock	$(0.16)	$—	$(0.74)	$—
Diluted - Class A common stock	$—	$0.28	$—	$0.02
Diluted - Class F common stock	$—	$0.28	$—	$0.02

Weighted-average shares used in computing net income (loss) per share:
Basic - Class A common stock and Class B common stock	116,341	—	107,422	—
Basic - Class A common stock	—	32,900	—	31,209
Basic - Class F common stock	—	7,601	—	7,601
Diluted - Class A common stock and Class B common stock	116,341	—	107,422	—
Diluted - Class A common stock	—	49,356	—	47,712
Diluted - Class F common stock	—	8,164	—	8,164

BitGo Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flow from operating activities:
Net income (loss)	$(79,698)	$12,581
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	14,861	1,798
Depreciation and amortization	3,848	1,741
Provision for credit losses	530	802
Digital asset fair value adjustment	72,296	(23,782)
Digital intangible assets received as revenue payments	(24,098)	(51,148)
Digital intangible assets used as accounts payable payments	6,089	9,499
(Gain) loss on disposal of digital intangible assets	(7,538)	272
Change in fair value of receivables denominated in digital intangible assets	291	1,965
Change in fair value of payables denominated in digital intangible assets	(22)	(217)
Changes in assets and liabilities
Accounts receivable, net	(2,404)	3,646
Digital intangible assets	13,171	32,531
Deferred tax asset	(13,801)	1,478
Other assets	(17,338)	(11,411)
Accounts payables	(585)	2,014
Deferred revenue	(203)	3,436
Deferred tax liability	13,474	(7,462)
Other liabilities.	(15,046)	14,204
Net cash used in operating activities	(36,173)	(8,053)
Cash flow from investing activities:
Purchase of equipment and capitalization of internally developed software costs	(4,927)	(4,939)
Purchase of digital intangible assets for treasury	(22,266)	(124)
Origination of loans receivable	(100,241)	(193,796)
Repayment of loans receivable	119,485	159,079
Net cash used in investing activities	(7,949)	(39,780)
Cash flow from financing activities:
Proceeds from the issuance of common stock upon exercise of options	1,342	358
Payments of withholding taxes on net share settlement of restricted stock units	(3,105)	—
Proceeds from initial public offering, net of issuance costs	173,985	—
Share of earnings attributable to minority interest in joint venture	(315)	(225)
Proceeds from borrowings to support loans	118,779	39,354
Repayment of borrowings	(104,458)	—
Deposits from stablecoin holders, net of redemptions	1,321,336	2,206,613
Payments to non custodial customer assets pending settlement	(26,523)	(4,804)
Payments to settle derivative contracts	(41,202)	—
Fiat currency received as collateral	8,149	581
Fiat currency returned as collateral	(29,842)	(18,471)
Net cash provided by financing activities	1,418,146	2,223,406
Net increase in cash and cash equivalents	1,374,024	2,175,573
Cash and cash equivalents, beginning of period	3,419,802	87,424
Cash and cash equivalents, end of period	$4,793,826	$2,262,997

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with peer companies, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures provided in the Appendix below.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), excluding (i) provision for income taxes, (ii) depreciation and amortization, (iii) stock-based compensation expense, (iv) employer payroll taxes on employee stock transactions, (v) net changes in unrealized appreciation (loss) on digital assets, (vi) certain non-recurring charges (which are specified in detail below), and (vii) restructuring charges. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature, their amount and timing are volatile and influenced by digital asset prices, they are unpredictable, or they are not driven by the core results of operations. In any case, including such items would reduce the comparability of our financial performance across periods and with industry peers. We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance in a consistent manner. Moreover, Adjusted EBITDA is a key measure used by our management internally for financial, risk management and operational decision-making.

Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(19,025)	$38,315	$(79,698)	$12,581
Provision for (benefit from) income taxes	(11,677)	15,132	(22,644)	7,871
Depreciation and amortization expense	2,121	875	3,848	1,741
Stock-based compensation expense	3,613	848	14,861	1,798
Employer payroll taxes on employee stock transactions	104	—	391	—
Net change in unrealized appreciation (loss) on digital assets	18,842	(55,846)	72,565	(22,034)
Legal, IPO-related and other costs	559	3,639	3,530	4,907
Restructuring charges	1,300	—	1,300	—
Adjusted EBITDA	$(4,163)	$2,963	$(5,847)	$6,864

Investor Contact
investors@BitGo.com

Media Contact
press@BitGo.com

Source: BitGo Holdings, Inc.